Exhibit 99.1

Supreme Industries Reports Improved 2015 First Quarter
Sales and Earnings

Net Income from Continuing Operations Climbs to $1.9 Million, versus $0.2 Million in 2014, on 18.5% Sales Increase

Order Backlog Grows to $94.3 Million

Goshen, Ind.—April 23, 2015—Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies, trolleys and specialty vehicles, today announced improved financial results for its first quarter ended March 28, 2015.

Consolidated net sales from continuing operations increased 18.5% in the quarter, reaching $63.3 million, compared with $53.4 million in the first quarter of 2014. Last year’s sales were negatively impacted by chassis shortages and severe weather, which did not repeat in the 2015 period.

Gross margin from continuing operations grew to 18.1% of sales in the first quarter of 2015, versus 14.8% of sales in the first three months of 2014. The improvement was mainly due to the increase in truck sales, with a larger contribution from retail shipments and labor utilization improvements associated with the fleet builds.

Selling, general and administrative expenses increased by $0.9 million, or 12.0%, to $8.4 million for the three months ended March 28, 2015, as compared with $7.5 million for the three months ended March 29, 2014.  The increase was the result of profit-based incentive compensation plans and higher salary costs resulting from annual merit increases.  Additionally, sales wages increased as the Company improved its market presence by adding and upgrading sales personnel in key regions.

First quarter net income from continuing operations increased to $1.9 million, or $0.11 per diluted share, in the current year compared with $0.2 million, or $0.01 per diluted share, in 2014.

“Entering 2015, positive momentum continued on several fronts. New sales initiatives implemented last year as part of our profitable growth agenda, combined with strong customer demand for medium-duty work trucks, have been driving top-line growth,” commented Mark Weber, President and Chief Executive Officer. “In addition to fleet awards received since the beginning of the year, retail orders also strengthened during the quarter increasing our backlog.”

Due to heightened order activity, backlog at March 28, 2015, increased to $94.3 million, up 18% since the end of 2014.  This represents a 27% increase from the order backlog of $73.9 million at the end of last year’s first quarter.

The Company’s discontinued shuttle bus business was sold in the first quarter of 2014 and generated a $1.6 million after-tax net loss in that period. Including the impact from discontinued operations, net income improved to $1.9 million, or $0.11 per diluted share, in the first quarter of

Supreme Industries, Inc.
2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

2015, reversing the reported net loss of $1.3 million, or $0.08 per diluted share, in last year’s first quarter.

Working capital increased to $55.3 million at March 28, 2015, compared with $44.4 million at December 27, 2014, mainly due to large increases in inventory and accounts receivable associated with the large fleet build in process.

Stockholders’ equity increased 2.1% to $82.8 million at March 28, 2015, compared with $81.0 million at December 27, 2014.  Book value per share grew to $5.02 at the 2015 quarter-end versus $4.94 at the end of 2014.

Conference Call Information

A conference call will take place tomorrow, April 24, 2015, at 9:00 a.m. ET to review the 2015 first quarter results. To participate in the live call, dial 888-349-0089 (International: 412-902-4296) 10 minutes before the call begins, or at 8:50 a.m. ET. The conference ID is 10064454. The call also will be streamed live and can be accessed at www.supremecorp.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of truck bodies, trolleys and specialty vehicles produced to the specifications of its customers. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the Company are available online at: www.supremecorp.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases and interest rate increases. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

Investor Relations Contact:

Matthew J. Dennis, CFA

Supreme Investor Relations

574-228-4130

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—FINANCIAL RESULTS FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended
	Mar. 28, 2015	Mar. 29, 2014
Net Sales	$63,295,371	$53,393,557
Cost of sales	51,850,345	45,503,050
Gross profit	11,445,026	7,890,507

Selling, general and administrative expenses	8,420,650	7,519,990
Other income	(78,158)	(37,225)
Operating income	3,102,534	407,742

Interest expense	243,415	76,111
Income from continuing operations before income taxes	2,859,119	331,631

Income tax expense	926,000	107,614
Income from continuing operations	1,933,119	224,017

Discontinued operations:
Gain on sale of discontinued operations, net of tax	—	87,036
Operating loss from discontinued operations, net of tax	—	(1,654,459)
Loss from discontinued operations, net of tax	—	(1,567,423)

Net income (loss)	$1,933,119	$(1,343,406)

Basic income (loss) per share:
Income from continuing operations	$0.12	$0.01
Loss from discontinued operations	—	(0.09)
Net income (loss)	$0.12	$(0.08)

Diluted income (loss) per share:
Income from continuing operations	$0.11	$0.01
Loss from discontinued operations	—	(0.09)
Net income (loss)	$0.11	$(0.08)

Shares used in the computation of income (loss) per share:
Basic	16,569,115	16,202,499
Diluted	16,905,228	16,631,421

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

	Mar. 28, 2015	Dec. 27, 2014
Assets
Current assets	$79,943,694	$63,101,485
Property, plant and equipment, net	47,011,885	46,925,534
Other assets	838,505	914,735
Total assets	$127,794,084	$110,941,754

Liabilities
Current liabilities	$24,632,763	$18,652,523
Long-term liabilities	20,404,681	11,256,826
Total liabilities	45,037,444	29,909,349
Total stockholders’ equity	82,756,640	81,032,405
Total liabilities and stockholders’ equity	$127,794,084	$110,941,754